                                                                     EXHIBIT 4.5


                               FIFTH AMENDMENT OF
                 BUDGET RENT A CAR CORPORATION SAVINGSPLUS PLAN
                 ----------------------------------------------
              (As Amended and Restated Effective January 1, 1993)


         WHEREAS, Budget Rent a Car Corporation (the "Corporation") maintains the Budget Rent a Car Corporation SavingsPlus Plan (the "Plan"); and

         WHEREAS, the Plan has been amended from time to time and further amendment of the Plan now is considered desirable;

         NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Corporation under Section 14.1 of the Plan, and pursuant to authority delegated to the officers of the Corporation by resolution of its Board of Directors, the Plan is hereby amended in the following respects:

         1.    By substituting the following for the definition of "Plan" in
Article II, effective December 10, 1997:

                              "`Plan' means the Budget Group, Inc. SavingsPlus
               Plan herein set forth, and as it may be amended from time to time."

         2. By substituting the following for the third sentence of Section 5.1(d), effective December 10, 1997:

               "Such allocation shall be made, subject to the overall permitted disparity limit as follows:

               Step One: If the Plan is top heavy, such Retirement Plan Contribution will be allocated to the Participant's Account in the ratio that the Participant's Compensation for such Plan Year bears to the Compensation of all such Participants for the Plan Year, but not in excess of 3% of the Participant's Compensation.

               Step Two: If the Plan is top heavy, any Retirement Plan Contribution remaining after the allocation in Step One will be allocated to the Participant's Account in the ratio that the Participant's Compensation for the Plan Year in excess of the Integration Level bears to the total excess Compensation of all such Participants for the Plan Year, but not in excess of

               3% of the Participant's Compensation in excess of the Integration Level. For purposes of this Step Two, in the case of any Participant who has exceeded the cumulative permitted disparity limit described below, such Participant's total Compensation for the Plan Year will be taken into account.

               Step Three: Any Retirement Plan Contribution remaining after the allocation in Step Two will be allocated to the Participant's Account in the ratio that the sum of the Participant's Compensation and Compensation in excess of the Integration Level for the Plan Year bears to the sum of all such Participants' Compensation and Compensation in excess of the Integration Level for the Plan Year, but not in excess of the Profit Sharing Maximum Disparity Rate times the sum of the Participants' Compensation and Compensation in excess of the Integration Level. For purposes of this Step Three, in the case of any Participant who has exceeded the cumulative permitted disparity limit described below, two times such Participant's total Compensation for the Plan Year will be taken into account.

               Step Four: Any remaining Retirement Plan Contribution will be allocated to the Participant's Account in the ratio that the Participant's Compensation for the Plan Year bears to the Compensation of all such Participants for the Plan Year.

               Annual Overall Permitted Disparity Limit: Notwithstanding the preceding paragraphs, for any Plan Year this Plan benefits any Participant who benefits under another qualified plan maintained by the Company that provides for permitted disparity (or imputes disparity), the Retirement Plan Contribution will be allocated to the Account of each Participant who is entitled to an allocation under Section 5.1(d) in the ratio that such Participant's Compensation for such Plan Year bears to the Compensation of all such Participants for such Plan Year.

               Cumulative Permitted Disparity Limit: The cumulative permitted disparity limit for a Participant is 35 total cumulative permitted disparity years. Total cumulative permitted years means the number of years credited to the Participant for allocation or accrual purposes under this Plan and any other qualified plan (whether or not terminated) ever maintained by the Company. For purposes of determining the Participant's cumulative permitted disparity limit, all years ending in the same calendar year are treated as the same year. If the Participant has not benefited under a defined benefit or target benefit plan for any year beginning on or after January 1, 1994, the Participant has no cumulative disparity limit.

               The Profit Sharing Maximum Disparity Rate is equal to the lesser of:

               (a) If the Plan is top heavy, 2.7%; if the Plan is not top heavy, 5.7%; or
               (b) the applicable percentage determined in accordance with the table below:


               If the Integration
               Level is more than    but not more than      the applicable percentage is
               ------------------    -----------------      ----------------------------
                                                          If the Plan is        If the Plan is
                                                          top heavy             not top heavy

                           $0                  X                2.7%                 5.7%

                            X         80% of TWB                1.3%                 4.3%

                   80% of TWB                  Y                2.4%                 5.4%


               TWB = Taxable Wage Base
               X = the greater amount of $10,000 or 20% of the TWB
               Y = any amount more than 80% of the TWB but less than 100% of the TWB

               If the Integration Level selected is equal to the Taxable Wage Base, the applicable percentage is 2.7% if the Plan is top heavy and 5.7% if the Plan is not top heavy.

               The Taxable Wage Base is the contribution and benefits base in effect under Section 230 of the Social Security Act in effect as of the beginning of the Plan Year.

               The Integration Level is equal to the Taxable Wage Base.

         3. By substituting the following for the first sentence of Section 7.2(b), effective February 1, 1998:

               "A Participant shall specify the investment funds in which his Account, including his Retirement Plan Contributions Account, are to be invested."

         4.    By deleting Section 7.2 (c), effective February 1, 1998.


         IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed by its duly authorized officer this ____ day of __________, ____.

                                   BUDGET RENT A CAR CORPORATION



                                   By:
                                       ----------------------------------------

                                   Its:
                                       ----------------------------------------